Exhibit 99(a)(1)

PUT RIGHT PURCHASE OFFER

TO HOLDERS OF

4.00% CONVERTIBLE SENIOR NOTES DUE 2013

ISSUED BY

TRINA SOLAR LIMITED

CUSIP Numbers: 89628EAA2

Reference is made to the base indenture dated as of July 15, 2008, between Trina Solar Limited (the “Company”) and Wilmington Trust Company, as trustee and paying agent (the “Trustee” or “Paying Agent”), for the 4.00% Convertible Senior Notes due 2013 (the “Securities”) of the Company, as supplemented by the First Supplemental Indenture (the “First Supplemental Indenture”), dated as of July 23, 2008, between the Company and the Trustee (the base indenture and the First Supplemental Indenture together are referred to herein as the “Indenture”). Pursuant to Article 3 of the First Supplemental Indenture, Holders of the Securities (the “Holders”) have an option to require the Company to purchase, on July 15, 2011, all or a portion of their Securities in accordance with the terms, procedures, and conditions outlined in the Indenture and the Securities. In connection with this purchase, and pursuant to Section 3.01 of the First Supplemental Indenture, the Company was required to provide written notice to each Holder of the Securities not less than twenty (20) business days prior to such date. The Company inadvertently omitted to provide this notice at such time. To honor its obligations under the Indenture and allow the Holders the opportunity to exercise their repurchase option (the “Put Option”) in connection therewith, the Company is providing notice to all Holders that it will accept Securities for purchase at any time prior to the close of business on August 9, 2011. As part of the purchase price to be paid as of August 10, 2011 and referenced herein, the Company will include any accrued but unpaid interest to, but excluding, August 10, 2011 (excluding August 10, 2011).

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture, that at the option of each Holder, the Securities will be purchased by the Company for $1,002.78 in cash per $1,000 principal amount of the Securities, which equals to 100% of the principal amount of the Securities (or such portions thereof) to be so purchased plus accrued but unpaid interest to, but excluding, August 10, 2011 (the “Option Purchase Price”), subject to the terms and conditions of the Indenture, the Securities and this Put Right Purchase Offer and related offer materials, as amended and supplemented from time to time (the “Put Option”). The Company will purchase the Securities tendered in connection with the Put Option on August 10, 2011 (the “Option Purchase Date”), and thus, pursuant to Section 3.01 of the First Supplemental Indenture, a Holder may deliver a written notice of such Holder’s exercise of the Put Option (each such notice, a “Repurchase Notice”) to the Paying Agent and surrender its Securities for purchase in the Put Option from July 12, 2011 through 5:00 p.m., New York City time, on August 9, 2011 (the “Expiration Date”). This Put Right Purchase Offer is being sent pursuant to the provisions of Section 3.01 of the First Supplemental Indenture. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture and the Securities.

This Put Right Purchase Offer replaces the Notice of Repurchase Option given by the Company on July 6, 2011 and the Amended Notice of Repurchase Option given by the Company on July 7, 2011.

The conversion rate is currently 59.0318 ADSs per $1,000 principal amount, which represents a conversion price of approximately $16.94 per ADS.

The Trustee has informed the Company that, as of the date of this Put Right Purchase Offer, all custodians and beneficial holders of the Securities hold the Securities through The Depository Trust Company (“DTC”) accounts and that there are no certificated Securities in non-global form. Accordingly, all Securities surrendered for purchase hereunder must be delivered through the transmittal procedures of DTC.

To exercise your option to have the Company purchase the Securities and receive payment of the Option Purchase Price, you must validly deliver to the Paying Agent a Repurchase Notice and deliver your Securities through DTC’s transmittal procedures prior to 5:00 p.m., New York City time, on the Expiration Date. Securities surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The right of Holders to surrender Securities for purchase in the Put Option expires at 5:00 p.m., New York City time, on the Expiration Date.

The Paying Agent is:

Wilmington Trust Company

By Regular, Registered or Certified Mail or Overnight Courier:	For Information:	By Facsimile:

Wilmington Trust Company Attention: Corporate Capital Markets (Trina Solar Limited) Rodney Square North 1100 North Market Street Wilmington, Delaware 19890	Wilmington Trust Company Attention: Geoffrey J. Lewis Assistant Vice President +1 (302) 636-6438	Wilmington Trust Company Attention: Geoffrey J. Lewis Assistant Vice President +1 (302) 636-4145

Additional copies of this Put Right Purchase Offer may be obtained from the Paying Agent at its addresses set forth above.

Dated: July 12, 2011

TABLE OF CONTENTS

SUMMARY TERM SHEET			1
IMPORTANT INFORMATION CONCERNING THE OPTION			4
1.	Information Concerning the Company		4
2.	Information Concerning the Securities		4
	2.1	The Company’s Obligation to Purchase the Securities	4
	2.2	Option Purchase Price	4
	2.3	Conversion Rights of the Securities	5
	2.4	Market for the Securities and the Company’s ADSs	5
	2.5	Ranking	6
	2.6	Dividends	6
3.	Procedures to Be Followed by Holders Electing to Surrender Securities for Purchase		6
	3.1	Delivery of Repurchase Notice	7
	3.2	Method of Delivery of Securities	7
	3.3	Agreement to be Bound by the Terms of the Put Option	7
	3.4	Delivery of Securities	8
4.	Right of Withdrawal		9
5.	Payment for Surrendered Securities		10
6.	Securities Acquired		10
7.	Plans or Proposals of the Company		10
8.	Interests of Directors, Executive Officers and Affiliates of the Company in the Securities		11
9.	Purchases of Securities by the Company and Its Affiliates		11
10.	Material United States Federal Income Tax Consequences		11
11.	Additional Information		13
12.	No Solicitations		13
13.	Definitions		13
14.	Conflicts		14

No person has been authorized to give any information or to make any representation other than those contained in the Put Option and, if given or made, such information or representation must not be relied upon as having been authorized. You should not assume that the information contained in this Put Right Purchase Offer is accurate as of any date other than the date on the front of this Put Right Purchase Offer. The Put Option does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of the Put Option shall not under any circumstances create any implication that the information contained in the Put Option is current as of any time subsequent to the date of such information. None of the Company or its board of directors or employees are making any representation or recommendation to any Holder as to whether or not to surrender such Holder’s Securities. You should consult your own financial and tax advisors and must make your own decision as to whether to surrender your Securities for purchase and, if so, the amount of Securities to surrender.

i

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Put Option. To understand the Put Option fully and for a more complete description of the terms of the Put Option, we urge you to read carefully the remainder of this Put Right Purchase Offer because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary.

Who is offering to purchase my securities?

Trina Solar Limited, a Cayman Islands company (the “Company”), is obligated, at your option, to purchase your validly surrendered 4.00% Convertible Senior Notes due 2013 (the “Securities”). (Page 4)

Why is the Company offering to purchase my securities?

The right of each holder (the “Holder”) of the Securities to sell and the obligation of the Company to purchase the Securities pursuant to the put option (the “Put Option”) is a term of the Securities and has been a right of Holders from the time the Securities were issued on July 23, 2008. We are required to repurchase the Securities of any Holder exercising the Put Option pursuant to the terms of the Securities and the Indenture. (Page 4)

What securities are you obligated to purchase?

We are obligated to purchase all of the Securities surrendered at the option of the Holder. As of July 12, 2011, there was $138.0 million principal amount of Securities outstanding. The Securities were issued under a base indenture, dated as of July 15, 2008, between the Company and Wilmington Trust Company, as trustee and paying agent (the “Trustee” or “Paying Agent”), for the Company’s Securities, as supplemented by the First Supplemental Indenture, dated as of July 23, 2008, between the Company and the Trustee (the base indenture dated as of July 15, 2008 and the First Supplemental Indenture together are referred to herein as the “Indenture”). (Page 4)

How much will you pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Securities, we will pay $1,002.78 in cash per $1,000 principal amount of the Securities, which equals to 100% of the $1,000 principal amount of the Securities to be so purchased plus accrued but unpaid interest to, but excluding, August 10, 2011 (the “Option Purchase Price”), with respect to any and all Securities validly surrendered for purchase and not withdrawn. (Page 4)

How can I determine the market value of the Securities?

There is no established reporting system or market for trading in the Securities. To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the trading price and implied volatility of the Company’s American Depositary Shares (“ADSs”) and the market for similar securities. To the extent available, Holders are urged to obtain current market quotations for the Securities prior to making any decision with respect to the Put Option. The ADSs, each representing 50 ordinary shares, par value $0.0001 per share of the Company, into which the Securities are convertible are listed on the New York Stock Exchange (the “NYSE”) under the symbol “TSL.” On July 11, 2011, the closing price of the ADSs on the NYSE was $19.76 per ADS. (Page 5)

What does the board of directors of the Company think of the Put Option?

The board of directors of the Company has not made any recommendation as to whether you should surrender your Securities for purchase in the Put Option. You must make your own decision whether to surrender your Securities for purchase in the Put Option and, if so, the amount of Securities to surrender. (Page 5)

When does the Put Option expire?

The Put Option expires at 5:00 p.m., New York City time, on Tuesday, August 9, 2011 (the “Expiration Date”), which is the close of business on the Business Day immediately preceding Wednesday, August 10, 2011 (the “Option Purchase Date”). We will not extend the period Holders have to accept the Put Option unless required to do so by the Federal securities laws. (Page 4)

What are the conditions to the purchase by the Company of the Securities?

The purchase by us of validly surrendered Securities is not subject to any condition other than such purchase being lawful and satisfaction of the procedural requirements described in this Put Right Purchase Offer.

How do I surrender my Securities?

To surrender your Securities for purchase pursuant to the Put Option, you must deliver a written notice in the form attached hereto as Annex A (each such notice, a “Repurchase Notice”) to the Paying Agent and surrender the Securities through the transmittal procedures of The Depository Trust Company (“DTC”) no later than 5:00 p.m., New York City time, on the Expiration Date.

The Repurchase Notice must state: (i) the portion of the principal amount of the Securities that the Holder shall deliver to be purchased, which portion must be in principal amounts of $1,000 or an integral multiple thereof, and (ii) that such Securities are being tendered for and shall be purchased by the Company on the Option Purchase Date.

•

Holders whose Securities are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder’s Securities and instruct such nominee to surrender the Securities on the Holder’s behalf through the transmittal procedures of DTC.

•

Holders who are DTC participants should surrender their Securities electronically through DTC’s Automated Tenders over the Participant Terminal System, subject to the terms and procedures of that system on or before 5:00 p.m., New York City time, on the Expiration Date.

By surrendering your Securities through the transmittal procedures of DTC, you agree to be bound by the terms of the Put Option set forth in this Put Right Purchase Offer (Pages 6-9)

If I surrender my Securities, when will I receive payment for them?

We will accept for payment all validly surrendered Securities promptly upon expiration of the Put Option. We will promptly forward to the Paying Agent, prior to 11:00 a.m., New York City time, on the Option Purchase Date, the appropriate amount of cash required to pay the Option Purchase Price for the surrendered Securities, and the Paying Agent will promptly distribute the cash to the DTC, the sole record Holder. The DTC will thereafter distribute the cash to its participants in accordance with its procedures. (Page 10)

Until what time can I withdraw previously surrendered Securities?

You can withdraw Securities previously surrendered for purchase at any time until 5:00 p.m., New York City time, on the Expiration Date. (Page 9)

How do I withdraw previously surrendered Securities?

To withdraw previously surrendered Securities, you must delivery a written notice of withdrawal to the Paying Agent and comply with the withdrawal procedures of the DTC prior to 5:00 p.m., New York City time, on the Expiration Date. The written notice of withdrawal must specify: (i) the principal amount of the Securities in respect of which such notice of withdrawal is being submitted, which principal amount must be $1,000 or an integral multiple thereof, and (ii) the principal amount, if any, of the Securities that remains subject to the original Repurchase Notice and that has been or shall be delivered for purchase by the Company. (Page 9)

Do I need to do anything if I do not wish to surrender my Securities for purchase?

No. If you do not surrender your Securities before the expiration of the Put Option, we will not purchase your Securities and such Securities will remain outstanding subject to their existing terms. (Page 4)

If I choose to surrender my Securities for purchase, do I have to surrender all of my Securities?

No. You may surrender all of your Securities, a portion of your Securities or none of your Securities for purchase. If you wish to surrender a portion of your Securities for purchase, however, you must surrender your Securities in a principal amount of $1,000 or an integral multiple thereof. (Page 4)

If I do not surrender my Securities for purchase, will I continue to be able to exercise my conversion rights?

Yes. If you do not surrender your Securities for purchase, your conversion rights will not be affected. You will continue to have the right to convert each $1,000 principal amount of a Security into the ADSs, subject to the terms, conditions and adjustments specified in the Indenture and the Securities. The conversion rate is currently 59.0318 ADSs per $1,000 principal amount, which represents a conversion price of approximately $16.94 per ADS. (Page 5)

If I am a U.S. resident for U.S. federal income tax purposes, will I have to pay taxes if I surrender my Securities for purchase in the Put Option?

The receipt of cash in exchange for Securities pursuant to the Put Option will be a taxable transaction for U.S. federal income tax purposes and you may recognize gain, income, loss or deduction. You should consult with your tax advisor regarding the actual tax consequences to you. (Pages 11-13)

Who is the Paying Agent?

Wilmington Trust Company, the Trustee under the Indenture, is serving as the Paying Agent in connection with the Put Option. Its address and telephone and facsimile numbers are set forth on the front cover page of this Put Right Purchase Offer.

Whom can I talk to if I have questions about the Put Option?

Questions and requests for assistance in connection with the surrender of Securities for purchase in the Put Option may be directed to the Paying Agent at the address and telephone and facsimile numbers set forth on the cover of this Put Right Purchase Offer.

IMPORTANT INFORMATION CONCERNING THE OPTION

1.	Information Concerning the Company.

Trina Solar Limited, a Cayman Islands company (the “Company”), is obligated to purchase the Company’s 4.00% Convertible Senior Notes due 2013 (the “Securities”). The Securities are convertible into American Depositary Shares (“ADSs”), each representing 50 ordinary shares, par value $0.0001 per share of the Company, subject to the terms, conditions and adjustments specified in the Indenture and the Securities.

The Company is a holding company whose primary business activity is the manufacturing of solar photovoltaic products through its wholly owned subsidiary in China. The Company’s principal executive offices are located at No. 2 Tian He Road, Electronics Park, New District, Changzhou, Jiangsu 213031, People’s Republic of China. The telephone number at this address is (+86) 519 8548-2008 and the fax number is (+86) 519 8517-6023. The Company’s registered office in the Cayman Islands is located at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

2.	Information Concerning the Securities.

The Securities were issued under a base indenture, dated as of July 15, 2008, between the Company and Wilmington Trust Company, as trustee and paying agent (the “Trustee” or “Paying Agent”), for the Securities, as supplemented by the First Supplemental Indenture, dated as of July 23, 2008 between the Company and the Trustee (the base indenture and the First Supplemental Indenture together are referred to herein as the “Indenture”). The Securities mature on July 15, 2013.

2.1	The Company’s Obligation to Purchase the Securities.

Pursuant to the terms of the Securities and the Indenture, the Company is obligated to purchase all Securities validly surrendered for purchase and not withdrawn, at option of each holder (the “Holder”), on July 15, 2011. The Company inadvertently omitted to provide this notice at such time. To honor its obligations under the Indenture and allow the Holders the opportunity to exercise their repurchase option (the “Put Option”) in connection therewith, the Company is providing notice to all Holders that it will accept Securities for purchase at any time prior to the close of business on August 9, 2011. This Put Option will expire at 5:00 p.m., New York City time, on Tuesday, August 9, 2011 (the “Expiration Date”), which is the close of business on the Business Day immediately preceding Wednesday, August 10, 2011 (the “Option Purchase Date”). We will not extend the period Holders have to accept the Put Option unless required to do so by the Federal securities laws.

The purchase by the Company of validly surrendered Securities is not subject to any condition other than such purchase being lawful and the satisfaction of the procedural requirements described in this Put Right Purchase Offer.

2.2	Option Purchase Price.

Pursuant to the Securities, the Option Purchase Price to be paid by the Company for the Securities on the Option Purchase Date is $1,002.78 per $1,000 principal amount of the Securities, which equals to 100% of the principal amount of the Securities (or such portions thereof) to be so purchased plus accrued but unpaid interest to, but excluding, the Option Purchase Date (the “Option Purchase Price”). The Option Purchase Price will be paid in cash with respect to any and all Securities validly surrendered for purchase and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. Securities surrendered for purchase will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.

The Option Purchase Price is based solely on the requirements of the Indenture and the Securities and bears no relationship to the market price of the Securities or the ADSs. Thus, the Option Purchase Price may be significantly higher or lower than the market price of the Securities on the Option Purchase Date. Holders of Securities are urged to obtain the best available information as to potential current market prices of the Securities and the ADSs before making a decision whether to surrender their Securities for purchase.

Neither the Company nor its board of directors is making any recommendation to Holders as to whether to surrender or refrain from surrendering Securities for purchase pursuant to this Put Right Purchase Offer. Each Holder must make such Holder’s own decision whether to surrender such Holder’s Securities for purchase and, if so, the principal amount of Securities to surrender based on such Holder’s assessment of current market value of the Securities and the ADSs and other relevant factors.

2.3	Conversion Rights of the Securities.

The conversion rate is currently 59.0318 ADSs per $1,000 principal amount, which represents a conversion price of approximately $16.94 per ADS.

The conversion price of the Securities has been adjusted to reflect the change of the ratio of the Company’s ordinary shares to ADSs from one hundred (100) ordinary shares per ADS to fifty (50) ordinary shares per ADS. The conversion price per ADS before the adjustment was US$33.88 per ADS, which represented a conversion rate per $1,000 principal amount of Securities to be converted of 29.5159 ADSs. The conversion price per ADS after the adjustment is $16.94 per ADS, which represents a conversion rate per $1,000 principal amount of Securities to be converted of 59.0318 ADSs. The maximum conversion rate in connection with a Fundamental Change has also been adjusted accordingly so that the Conversion Rate in connection with a Fundamental Change will not exceed 71.4286 ADSs (which is equal to a Conversion Price of US$14.00 per ADS). The adjusted conversion price and rate are effective as of January 19, 2010, the date that the Company changed the ratio of its ordinary shares to ADSs.

Holders that do not surrender their Securities for purchase pursuant to the Put Option will maintain the right to convert their Securities into the ADSs, subject to the terms, conditions and adjustments specified in the Indenture and the Securities. Any Securities which are surrendered pursuant to the Put Option may be converted in accordance with the terms of the Indenture and the Securities only if such surrender has been validly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date, as described in Section 4 below.

Securities with respect to which a Repurchase Notice is given by a Holder may be converted pursuant to the Indenture only if either (i) the Repurchase Notice has been validly withdrawn in accordance with the terms of the Indenture or (ii) there shall be a default in payment of the Option Purchase Price. Unless the Company defaults in making payment of the Option Purchase Price, all rights of the Holders of such Securities surrendered for purchase by the Company shall terminate on and after the Option Purchase Date, other than the right to receive, in accordance herewith, the consideration payable as herein provided.

2.4	Market for the Securities and the Company’s ADSs.

There is no established reporting system or trading market for trading in the Securities. We believe that there is no practical way to accurately determine the trading history of the Securities. To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price and implied volatility of the ADSs and the market for similar securities. Following the expiration of the Put Option, we expect that Securities not purchased in the Put Option will continue to be traded; however, the trading market for the Securities may be even more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, our purchase of a significant amount of the Securities pursuant to the Put Option will reduce the float and may negatively affect the liquidity, market value and price volatility of the Securities that remain outstanding following the Put Option. We cannot assure you that a market will exist for the Securities following the Put Option. The extent of the public market for the Securities following consummation of the Put Option will depend upon, among other things, the remaining outstanding principal amount of the Securities at such time, the number of holders of Securities remaining at that time and the interest on the part of securities firms in maintaining a market in the Securities. As of July 12, 2011, there were $138.0 million principal amount of Securities outstanding.

The ADSs into which the Securities are convertible are listed on the New York Stock Exchange (the “NYSE”) under the symbol “TSL.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the ADSs as reported on the NYSE. Effective on January 19, 2010, we reduced this ratio to 50 ordinary shares to one ADS. All ADS trading prices on the New York Stock Exchange set forth in this annual report, including historical trading and closing prices, have been adjusted to reflect the new ADS to ordinary shares ratio of 50 ordinary shares to one ADS.

	High	Low
2011
3rd Quarter (through July 11, 2011)	22.47	19.72
2nd Quarter	30.43	18.56
1st Quarter	31.08	22.90

2010
4th Quarter	31.89	22.05
3rd Quarter	30.59	17.06
2nd Quarter	27.57	14.85
1st Quarter	31.19	19.53

2009
4th Quarter
3rd Quarter	17.79	10.64
2nd Quarter	13.77	5.46
1st Quarter	6.16	2.98

On July 11, 2011, the closing price of the ADSs on the NYSE was $19.76 per ADS. As of July 12, 2011, there were approximately 71,678,672 ADSs outstanding. We urge you to obtain current market information for the Securities, to the extent available, and the ADSs before making any decision to surrender your Securities pursuant to the Put Option.

2.5	Ranking.

The Securities are general unsecured obligations of the Company and rank equal in right of payment to all of the Company’s existing and future senior indebtedness and senior in right of payment to any of our future subordinated indebtedness. The Securities will be structurally subordinated in right of payment to all of the existing and future indebtedness and other liabilities of the Company’s subsidiaries and effectively subordinated to any of the Company’s future secured indebtedness to the extent of the assets securing such debt. As of July 12, 2011, the Company had no senior indebtedness outstanding.

2.6	Dividends.

The Holders of Securities are not entitled to dividends. Upon conversion into the ADSs, the Holders will be entitled to dividends, if any, made to holders of ADSs.

3.	Procedures to Be Followed by Holders Electing to Surrender Securities for Purchase.

Holders will not be entitled to receive the Option Purchase Price for their Securities unless they validly surrender and do not withdraw the Securities on or before 5:00 p.m., New York City time, on the Expiration Date. Only registered Holders are authorized to surrender their Securities for purchase. Holders may surrender some or all of their Securities. Any Securities surrendered must be in $1,000 principal amount or an integral multiple thereof. If Holders do not validly surrender their Securities on or before 5:00 p.m., New York City time, on the Expiration Date, their Securities will remain outstanding subject to the existing terms of the Securities.

3.1	Delivery of Repurchase Notice.

In order to exercise the Put Option, a Holder shall deliver to the Paying Agent prior to 5:00 p.m., New York City time, on the Expiration Date a written notice in the form attached hereto as Annex A (each such notice, a “Repurchase Notice”). The Repurchase Notice must state: (i) the portion of the principal amount of the Securities that the Holder shall deliver to be purchased, which portion must be in principal amounts of $1,000 or an integral multiple thereof; and (ii) that such Securities are being tendered for and shall be purchased by the Company on the Option Purchase Date pursuant to the repurchase rights specified in Section 3.01 the First Supplemental Indenture.

3.2	Method of Delivery of Securities.

The Trustee has informed the Company that, as of the date of this Put Right Purchase Offer, all custodians and beneficial holders of the Securities hold the Securities through DTC accounts and that there are no certificated Securities in non-global form. Accordingly, all Securities surrendered for purchase hereunder must be delivered through DTC’s Automatic Tenders over the Participant Terminal System (“PTS”). This Put Right Purchase Offer constitutes the Option Purchase Notice (as defined in the Indenture) and valid delivery of Securities via PTS will satisfy the notice requirements of the Indenture. Delivery of Securities and all other required documents, including delivery and acceptance through PTS, is at the election and risk of the person surrendering such Securities.

3.3	Agreement to be Bound by the Terms of the Put Option.

By surrendering your Securities through the transmittal procedures of DTC, a Holder acknowledges and agrees as follows:

•	such Securities shall be purchased as of the Option Purchase Date pursuant to the terms and conditions set forth in this Put Right Purchase Offer;

•	such Holder agrees to all of the terms of this Put Right Purchase Offer;

•	such Holder has received this Put Right Purchase Offer and acknowledges that this Put Right Purchase Offer provides the notice required pursuant to the Indenture;

•

upon the terms and subject to the conditions set forth in this Put Right Purchase Offer, the Indenture and the Securities, and effective upon the acceptance for payment thereof, such Holder (i) irrevocably sells, assigns and transfers to the Company, all right, title and interest in and to all the Securities surrendered, (ii) releases and discharges the Company and its directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Securities, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Securities or to participate in any redemption or defeasance of the Securities, and (iii) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such surrendered Securities, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Securities, or transfer ownership of such Securities, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Securities for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Securities (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Option Purchase Price of any surrendered Securities that are purchased by the Company), all in accordance with the terms set forth in this Put Right Purchase Offer;

•

such Holder represents and warrants that such Holder (i) owns the Securities surrendered and is entitled to surrender such Securities and (ii) has full power and authority to surrender, sell, assign and transfer the Securities surrendered hereby and that when such Securities are accepted for purchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

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such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Securities surrendered;

•

such Holder understands that all Securities properly surrendered for purchase and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date will be purchased at the Option Purchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Securities, the Put Right Purchase Offer and related notice materials, as amended and supplemented from time to time;

•

payment for Securities purchased pursuant to the Put Right Purchase Offer will be made by deposit of the Option Purchase Price for such Securities with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

•

surrenders of Securities may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Put Right Purchase Offer at any time prior to 5:00 p.m., New York City time, on the Expiration Date;

•

all authority conferred or agreed to be conferred pursuant to the terms of the Put Option hereby shall survive the death or incapacity of the undersigned and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

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the delivery and surrender of the Securities is not effective, and the risk of loss of the Securities does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•

all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any surrender of Securities pursuant to the procedures described in this Put Right Purchase Offer and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole direction, which determination shall be final and binding on all parties.

3.4	Delivery of Securities.

Securities Held Through a Custodian. A Holder who wishes to tender Securities pursuant to this Put Right Purchase Offer and whose Securities are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder’s Securities and instruct such nominee to surrender the Securities for purchase on the Holder’s behalf through the transmittal procedures of DTC as set forth below in “Securities in Global Form” on or prior to 5:00 p.m., New York City time, on the Expiration Date.

Securities in Global Form. A Holder who is a DTC participant who wishes to tender Securities pursuant to this Put Right Purchase Offer must surrender to the Company such Holder’s beneficial interest in the Securities by:

•

delivering to the Paying Agent’s account at DTC through DTC’s book-entry system such Holder’s beneficial interest in the Securities on or prior to 5:00 p.m., New York City time, on the Expiration Date; and

•	electronically transmitting such Holder’s acceptance through DTC’s PTS, subject to the terms and procedures of that system on or prior to 5:00 p.m., New York City time, on the Expiration Date.

In surrendering through PTS, the electronic instructions sent to DTC by the Holder or by a broker, dealer, commercial bank, trust company or other nominee on such Holder’s behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of and agreement to be bound by the terms of the Put Option, including those set forth above under “—3.3 Agreement to be Bound by the Terms of the Put Option.”

You bear the risk of untimely surrender of your Securities. You must allow sufficient time for completion of the necessary DTC procedures before 5:00 p.m., New York City time, on the Expiration Date.

4.	Right of Withdrawal.

Securities surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. In order to withdraw Securities, Holders must delivery a written notice of withdrawal to the Paying Agent and comply with the withdrawal procedures of the DTC prior to 5:00 p.m., New York City time, on the Expiration Date. Securities withdrawn from the Put Option may be resurrendered by following the surrender procedures described in Section 3 above.

A Holder must deliver a written notice of withdrawal to the Paying Agent before 5:00 p.m., New York City time, on the Expiration Date. The written notice of withdrawal must specify: (i) the principal amount of the Securities in respect of which such notice of withdrawal is being submitted, which principal amount must be $1,000 or an integral multiple thereof, and (ii) the principal amount, if any, of the Securities that remains subject to the original Repurchase Notice and that has been or shall be delivered for purchase by the Company.

To comply with the withdrawal procedures of the DTC, a Holder must deliver, or cause to be delivered, a valid withdrawal request through the Automated Tender Offer Program system from the tendering DTC participant before 5:00 p.m., New York City time, on the Expiration Date. The withdrawal request must:

•

specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account such Securities were tendered and such participant’s account number at DTC to be credited with the withdrawn Securities;

•	contain a description of the Securities to be withdrawn (including the principal amount to be withdrawn); and

•

be submitted through the DTC PTS system by such participant under the same name as the participant’s name is listed in the original tender, or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Securities.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

5.	Payment For Surrendered Securities.

We will pay the Option Purchase Price following the later of (i) the Option Purchase Date (provided such Holder has satisfied the conditions with respect to such Securities) and (ii) the time of book-entry transfer or delivery of such Securities to the Paying Agent by the Holder thereof. Such Option Purchase Price shall be paid only if the Securities so transferred by book-entry or delivered to the Paying Agent shall conform in all material respects to the description thereof in the related Repurchase Notice.

We will promptly forward to the Paying Agent, prior to 11:00 a.m., New York City time, on the Option Purchase Date, the appropriate amount of cash required to pay the Option Purchase Price for the surrendered Securities, and the Paying Agent will promptly thereafter cause the cash to be distributed to each record Holder that has validly delivered its Securities and not validly withdrawn such delivery prior to 5:00 p.m., New York City time, on the Expiration Date.

The total amount of funds required by us to purchase all of the Securities is $138,383,333.33 (assuming all of the Securities are validly surrendered for purchase and accepted for payment), which equals to 100% of the principal amount of the Securities plus accrued but unpaid interest to, but excluding, the Option Purchase Date. In the event any Securities are surrendered and accepted for payment, we intend to use available cash to purchase the Securities.

6.	Securities Acquired.

Any Securities purchased by us pursuant to the Put Option will be cancelled by the Trustee, pursuant to the terms of the Indenture.

7.	Plans or Proposals of the Company.

Except as publicly disclosed on or prior to the date of this Put Right Purchase Offer, the Company currently does not have any plans which would be material to a Holder’s decision to surrender Securities for purchase in the Put Option, which relate to or which would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

•	any other material change in the corporate structure or business of the Company;

•

any class of equity securities of the Company to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotation system operated by a national securities association;

•	any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of the obligation of the Company to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; or

•	any changes in the charter, bylaws or other governing instruments of the Company or other actions that could impede the acquisition of control of the Company.

8.	Interests of Directors, Executive Officers and Affiliates of the Company in the Securities.

Except as otherwise disclosed below, based on a reasonable inquiry by the Company:

•	none of the Company or its executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Securities;

•	the Company will not purchase any Securities from such persons; and

•	during the 60 days preceding the date of this Put Right Purchase Offer, none of such officers, directors or affiliates has engaged in any transactions in the Securities.

A list of the directors and executive officers of the Company is attached to this Put Right Purchase Offer as Annex B.

9.	Purchases of Securities by the Company and Its Affiliates.

Each of the Company and its affiliates, including its executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Securities (or the right to purchase Securities) other than through the Put Option until at least the tenth (10th) business day after the Option Purchase Date. Following such time, if any Securities remain outstanding, the Company and its affiliates may purchase Securities in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Option Purchase Price. Any decision to purchase Securities after the Put Option, if any, will depend upon many factors, including the market price of the Securities, the amount of Securities surrendered for purchase pursuant to the Put Option, the market price of the ADSs, the business and financial position of the Company and general economic and market conditions.

10.	Material United States Federal Income Tax Consequences.

The following is a general discussion of certain U.S. federal income tax considerations relating to the Put Right Purchase Offer to U.S. Holders, as defined below. This discussion is for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular U.S. Holders in light of their individual circumstances or to certain types of U.S. Holders subject to special tax rules, including, without limitation, certain financial institutions, broker-dealers, insurance companies, tax-exempt organizations, dealers in securities or currencies, regulated investment companies, real estate investment trusts, U.S. expatriates, traders in securities who elect to apply a mark-to-market method of accounting, persons that hold Securities as part of a “straddle,” a “hedge,” a “conversion transaction,” or other “integrated transaction,” persons that acquired Securities in connection with employment or the performance of services, U.S. Holders whose “functional currency” is not the U.S. dollar, persons subject to the alternative minimum tax, and S corporations, partnerships and other pass-through entities (or investors in such entities). In addition, this discussion does not address state, local or non-U.S. tax considerations with respect to the Put Right Purchase Offer or U.S. federal tax considerations other than income taxation. This summary assumes that U.S. Holders have held their Securities as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). In addition, we believe, and this summary assumes, we are not a passive foreign investment company for U.S. federal income tax purposes.

This summary is based on the Code and applicable Treasury regulations, rulings, administrative pronouncements and judicial decisions in effect as of the date hereof, all of which are subject to change, perhaps retroactively, so as to result in U.S. federal income tax considerations that are different from those discussed below. The Company has not obtained, and does not intend to obtain, a ruling from the Internal Revenue Service (“IRS”) with respect to the U.S. federal income tax considerations described herein and, as a result, there can be no assurance that the IRS will not challenge one or more of the tax consequences described herein and that a court would not agree with the IRS.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Securities that for U.S. federal income tax purposes is: (i) an individual who is a citizen or resident of the U.S.; (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S., any State thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust that is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons, or that has a valid election in effect under the applicable Treasury regulations to be treated as a U.S. person under the Code.

If any entity treated as a partnership for U.S. federal income tax purposes holds Securities, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Any partners of a partnership holding the Securities are urged to consult their tax advisors.

U.S. Holders Who Exercise the Put Option

Sale of Securities Pursuant to the Put Right Purchase Offer

The receipt of cash by a U.S. Holder in exchange for Securities pursuant to the Put Right Purchase Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder surrendering the Securities for the purchase by the Company generally will recognize gain or loss in an amount equal to the difference between (i) the amount of cash received in exchange for such Securities (other than any amount allocable to accrued but unpaid interest on the Securities, which will be taxable as described below) and (ii) the U.S. Holder’s “adjusted tax basis” in the Securities at the time of sale. Generally, a U.S. Holder’s adjusted tax basis in Securities will equal the cost of the Securities, increased by market discount, if any, previously included in the U.S. Holder’s income, and reduced (but not below zero) by any payments previously received on the Securities, other than payments of stated interest, and by any amortized bond premium that an electing U.S. Holder has previously used to offset stated interest. Amortizable bond premium is generally defined as the excess of a U.S. Holder’s tax basis in the Securities immediately after its acquisition over the sum of all amounts payable on the Securities after the purchase date other than payments of stated interest. Subject to the market discount rules discussed below, gain or loss recognized by a U.S. Holder surrendering Securities for the purchase by the Company generally will be capital gain or loss, will be long-term capital gain or loss if the U.S. Holder’s holding period for the Securities is more than one year at the time of the sale, and will generally be considered U.S. source gain or loss. Non-corporate taxpayers generally are subject to reduced rates of U.S. federal income taxation on net long-term capital gains. The deductibility of capital losses is subject to certain limitations. Amounts received by a U.S. Holder in respect of accrued and unpaid interest on the Securities generally will be taxed as ordinary interest income for U.S. federal income tax purposes to the extent not previously included in income.

Market Discount

The Securities have “market discount” if their stated redemption price at maturity (as defined for purposes of the market discount rules) exceeds its tax basis in the hands of a U.S. Holder immediately after its acquisition, unless a statutorily defined de minimis exception applies. Gain recognized by a U.S. Holder with respect to the Securities acquired with market discount generally will be subject to tax as ordinary income to the extent of the market discount accrued during the period the Securities was held by such U.S. Holder, unless the U.S. Holder previously elected to include market discount in income as it accrued for U.S. federal income tax purposes. Market discount is accrued on a ratable basis, unless the U.S. Holder elected to accrue market discount using a constant-yield method.

Information Reporting and Backup Withholding

A U.S. Holder whose Securities are tendered and accepted for payment pursuant to the Put Right Purchase Offer may be subject to certain information reporting requirements (unless the U.S. Holder is an exempt recipient). In addition, a U.S. Holder may be subject to backup withholding with respect to the receipt of cash in exchange for a Securities unless the U.S. Holder provides a correct taxpayer identification number (“TIN”) and certifies that the U.S. Holder is a U.S. person, the TIN is correct (or that the U.S. Holder is awaiting a TIN) and the U.S. Holder is not currently subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amount paid as backup withholding would be creditable against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the requisite information is timely provided to the IRS.

Consequences to Holders Who Do Not Exercise the Put Option

A U.S. Holder whose Securities are not purchased by us pursuant to the Put Right Purchase Offer will not incur any U.S. federal income tax liability as a result of the consummation of the Put Right Purchase Offer.

The discussion set forth above is included for general information purposes only and is not tax advice. All holders are encouraged to consult their tax advisors to determine the U.S. federal, state, local and foreign tax consequences of the put right purchase offer.

11.	Additional Information.

The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the SEC. Such reports and other information can be inspected and copied at the Public Reference Section of the SEC located at Station Place, 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Put Option. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The documents listed below (as such documents may be amended from time to time) contain important information about the Company and its financial condition.

•	The Company’s Annual Report on Form 20-F for the year ended December 31, 2010;

•

All other reports filed pursuant to Sections 13, 14 or 15(d) of the Exchange Act and Rule 13a-16 or 15d-16 under the Exchange Act since the end of the fiscal year covered by the Form 20-F mentioned above;

•

All documents filed with the SEC by the Company pursuant to Sections 13, 14 and 15(d) of the Exchange Act and Rule 13a-16 or 15d-16 under the Exchange Act subsequent to the date of this Put Right Purchase Offer and prior to 5:00 p.m., New York City time, on the Expiration Date; and

•

The description of the share capital and description of ADSs set forth in a Registration Statement on Form F-3 (Registration No. 333-160826) filed on July 7, 2009, including any amendments or reports filed for the purpose of updating such description.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

Notwithstanding the foregoing, the Schedule TO to which this Put Right Purchase Offer relates does not permit forward “incorporation by reference.” Accordingly, if a material change occurs in the information set forth in this Put Right Purchase Offer, we will amend the Schedule TO accordingly.

12.	No Solicitations.

The Company has not employed any persons to make solicitations or recommendations in connection with the Put Option.

13.	Definitions.

All capitalized terms used but not specifically defined in this Put Right Purchase Offer shall have the meanings given to such terms in the Indenture and the Securities.

14.	Conflicts.

In the event of any conflict between this Put Right Purchase Offer on the one hand and the terms of the Indenture or the Securities or any applicable laws on the other hand, the terms of the Indenture or the Securities or applicable laws, as the case may be, will control.

None of the Company or its board of directors is making any recommendation to any Holder as to whether to surrender or refrain from surrendering Securities for purchase pursuant to this Put Right Purchase Offer. Each Holder must make such Holder’s own decision whether to surrender such Holder’s Securities for purchase and, if so, the principal amount of Securities to surrender based on their own assessment of current market value and other relevant factors.

Trina Solar Limited

ANNEX A

REPURCHASE NOTICE

TO:	Trina Solar Limited

c/o Wilmington Trust Company

Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890
Attention: Corporate Capital Markets
(Trina Solar Limited)

Re:	4.00% Convertible Senior Securities due 2013 (the “Securities”)

The undersigned registered owner of this Security hereby acknowledges receipt of a notice from Trina Solar Limited (the “Company”) as to the Option Purchase Date and requests and instructs the Company to repurchase the entire principal amount of this Security, or the portion thereof (which is $1,000 or an integral multiple thereof) below designated, in accordance with the terms of the Indenture referred to in this Security at the Option Purchase Price, together with accrued interest to, but excluding, the Option Purchase Date, to the registered Holder hereof.

Dated:

Signature(s)

Signature(s) must be guaranteed by a qualified guarantor institution with membership in an approved signature guarantee program pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

Signature Guaranty

Principal amount to be repurchased

(in an integral multiple of $1,000, if less than all):

NOTICE: The signature to the foregoing Election must correspond to the name as written upon the face of the Security in every particular, without alteration or any change whatsoever.

ANNEX B

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names of each of the members of the Company’s board of directors and each of the Company’s executive officers.

Directors

Name	Title

Jifan Gao	Chairman of the Board and Chief Executive Officer
Liping Qiu	Independent Director
Jerome Corcoran	Independent Director
Junfeng Li	Independent Director
Qian Zhao	Independent Director
Yeung Kwok On	Independent Director

Executive Officers

Name	Title

Jifan Gao	Chairman of the Board and Chief Executive Officer
Terry Wang	Chief Financial Officer
Mark Kingsley	Chief Commercial Officer
Suping Chen	Vice President of Manufacturing, East Campus
Benjamin Hill	Vice President of Sales and Marketing (Europe)
Qiang Huang	Vice President of Technology
Chen Chung Yu	Senior Vice President of Operations
Yu Zhu	Vice President of Project Development
Diming Qiu	Head of Technology Committee
Yang Shao	Chief Human Resources Officer

The business address of each person set forth above is Trina Solar Limited, No. 2 Tian He Road, Electronics Park, New District, Changzhou, Jiangsu 213031, People’s Republic of China, and the telephone number there is (+86) 519 8548-2008.